EXHIBIT 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson Vice President, Strategic Planning and Investor Relations 614-278-6622

BIG LOTS REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS FOR 2003

COMPANY PROVIDES GUIDANCE FOR 2004

Columbus, Ohio — February 25, 2004 — Big Lots, Inc. (NYSE: BLI) today reported fourth quarter fiscal 2003 net income of $85.3 million, or $0.73 per diluted share compared to net income of $66.2 million, or $0.57 per diluted share for the same period of fiscal 2002. For the fiscal year ended January 31, 2004, net income was $81.2 million, or $0.69 per diluted share compared to $76.6 million, or $0.66 per diluted share for the fiscal year ended February 1, 2003. Net income includes both the continuing operations of the business as well as discontinued operations.

Discontinued operations included in the 2003 fourth quarter and fiscal 2003 net income include a charge (net of tax) to reflect the estimated liability related to the guarantee of lease obligations of KB Toys, a former division of the Company, which is discussed later in this release. Also included in fiscal 2003 discontinued operations is a charge to settle a national class action lawsuit related to certain advertising practices of KB Toys. Finally, 2003 fourth quarter and fiscal 2003 discontinued operations include a benefit for additional tax matters related to KB Toys. Income from continuing operations excludes discontinued operations and does not include these items. Net charges from the above referenced items equate to a loss of $0.07 per diluted share in the fourth quarter and a loss of $0.09 per diluted share for fiscal 2003.

Income from continuing operations for the fourth quarter of fiscal 2003 was $93.8 million, or $0.80 per diluted share, compared to income from continuing operations of $66.2 million, or $0.57 per diluted share for the same period of fiscal 2002. For the fiscal year ended January 31, 2004, income from continuing operations was $90.9 million, or $0.78 per diluted share compared to $76.6 million, or $0.66 per diluted share for the fiscal year ended February 1, 2003.

For the fourth quarter and fiscal 2003, income from continuing operations includes items that, although they are accounted for as continuing operations, the Company believes they are not directly related to its ongoing operations. Therefore, the Company has provided supplemental fourth quarter and full year financial statements that exclude these items. The Company believes that this non-GAAP financial measure should facilitate analysis by investors and others who follow the Company’s financial performance. The items excluded from income from continuing operations include: (1) the net income resulting from the charge-off of the note and a warrant received at the time of the sale of KB Toys, and the related tax benefit, and (2) the impact of the charge previously announced related to the Company’s California wage and hour litigation settlement. The net effect of including these two items in income from continuing operations is to increase income from continuing operations by $11.2 million (net of tax) for the fourth quarter and by $4.8 million (net of tax) for fiscal 2003. Excluding these items, income from continuing operations for the fourth quarter increased 25% to $82.6 million, or $0.70 per diluted

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com share (versus an increase of 42% to $93.8 million, or $0.80 per diluted share, with the items included), compared to income from continuing operations of $66.2 million, or $0.57 per diluted share during the same period last year. Income from continuing operations for fiscal 2003 was $86.1 million, or $0.73 per diluted share (versus $90.9 million, or $0.78 per diluted share, with the items included), compared to income from continuing operations of $76.6 million, or $0.66 per diluted share, in fiscal 2002.

The following table summarizes fourth quarter and full year earnings of the Company, including the 2003 non-GAAP adjustments as previously discussed:

	Quarter ended		Year ended
($000, except per diluted share data)	1/31/04		1/31/04
Net income	$85,328	$0.73	$81,175	$0.69
Excluding impact of discontinued operations charges (benefits):
KB Toys lease guarantee obligations	14,277	0.12	14,277	0.12
KB Toys advertising practices settlement			1,259	0.02
KB Toys tax matters	(5,816)	(0.05)	(5,816)	(0.05)

Income from continuing operations	93,789	0.80	90,895	0.78
Excluding impact of continuing operations charges (benefits):
KB Toys net charge-off of a note and warrant	(10,570)	(0.09)	(10,570)	(0.09)
The Company’s California wage and hour settlement	(621)	(0.01)	5,732	0.04

Income from continuing operations prior to KB Toys matters and litigation charges related to the Company’s California wage and hour settlement	$82,598	$0.70	$86,057	$0.73

Net sales for the fourth quarter ended January 31, 2004 were $1,328.6 million, a 9.2% increase compared to net sales of $1,217.0 million for the same period of fiscal 2002. Comparable store sales for stores open two years at the beginning of the fiscal year were up 4.7% for the quarter driven by a 2.3% increase in customer transactions and a 2.4% increase in the value of the average basket.

Net sales for the fiscal year ended January 31, 2004 increased 7.9% to $4,174.4 million compared to net sales of $3,868.6 million for fiscal 2002. Comparable store sales for stores open two years at the beginning of the fiscal year were up 3.4% for the year consisting of a 1.7% increase in customer transactions and a 1.7% increase in the value of the average basket.

Commenting on the results of ongoing operations of the business, Michael J. Potter, Chairman and Chief Executive Officer, stated, “After a strong start in November and December when comps increased 6%, we ended the fourth quarter with comps up 4.7%. We close the year pleased with the results of our key business initiatives as customer transactions increased 2.3% for the fourth quarter and were positive in all four quarters of 2003. While a 2.4% increase in the value of the average basket for the fourth quarter was our best result of the year, basket trends were a challenge throughout 2003 and present a merchandising opportunity for 2004.”

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Mr. Potter continued, “Strong sales in our consumables and hardlines businesses were boosted by the sales acceleration and positive comps of our holiday trim-a-tree category during the fourth quarter. Furniture sales were also strong for the quarter due to the addition of a net of 157 new furniture departments during the year. In contrast, sales trends in our home décor business did not improve with the increased levels of customer traffic and remained below plan during the fourth quarter. The continued strength in our lower margin consumables business coupled with challenges in our home décor business contributed to a gross margin rate of 42.5% for the quarter which was down slightly compared to last year. Expenses continue to be well-managed, leveraging by 60 basis points compared to the fourth quarter last year.”

Commenting on the Company’s balance sheet, Mr. Potter added, “We continue to improve the quality of our balance sheet through improved operating results and controlled inventory growth. We were able to fund the construction of our fifth distribution center from operating cash flow and in addition drove a reduction in net debt of $26 million compared to last year. Net debt ended the year at $34 million, our lowest level in the last nine years. Inventories of $830 million were up 3% per store compared to last year. We have increased our inventory position in key categories such as consumables and furniture in order to capitalize on the sales trends in our business as we begin 2004. Our seasonal inventory commitments continue to be tightly managed with a focus towards more basic items and less markdown sensitive decorative merchandise. The combination of an accelerating sales trend throughout 2003 and improved merchandise planning and buying disciplines led to our fourth consecutive year of improving inventory turns which increased to a record 3.0 for 2003.”

Mr. Potter continued, “Looking back at 2003, we were very successful in driving customers to the store as customer transactions increased 1.7%. The key difference between a solid year and what could have been an excellent year was the softness in the average basket which also increased 1.7%, a relatively low growth rate compared to recent history. From a merchandising perspective, discretionary categories such as seasonal and home décor trailed the balance of the store for most of the year. We believe a portion of the slowdown in these categories is a macro issue as other retailers have faced similar challenges. However, as we look towards 2004, we see opportunities to continue to evolve our merchandise mix to be more appealing to the customer.”

Mr. Potter concluded, “Looking ahead to 2004, our key business initiatives are focused on increasing customer traffic and becoming more efficient in our supply chain. We will continue to invest in national television advertising, upgrade our real estate through store remodels, and move aggressively forward with our successful furniture program by removing hanging apparel from all stores by the fall of 2004. Several supply chain projects underway will help ensure we have the right merchandise in the right store to capitalize on our increasing levels of customer traffic. We expect 2004 to be a year in which we realize the benefits from the investments we have made over the last three years and further lower our SG&A leverage point. We believe the combination of our key business initiatives, changes in merchandising strategy, and controlled expense growth should lead to an expanding operating profit margin and long-term sustainable earnings growth.”

2004 Outlook

The Company has issued 2004 EPS guidance of $0.80 to $0.86 per share, which reflects net income growth of 10% to 18% compared to 2003 results excluding items that are not directly related to the Company’s ongoing operations. These estimates are based on a comparable store sales increase in the mid-single digit range with total sales up in the high single to low double digit range. The Company expects the gross margin rate to decline 10 to 50 basis points compared to 2003. Gross margin pressure, resulting from continued growth in its lower margin consumables category coupled with higher import freight costs in the first half of the year, is expected to

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com be partially offset by improving markdown management. The selling, general and administrative expense rate is expected to decrease 50 to 90 basis points versus prior year due to efficiencies in store payroll, flat advertising costs, fewer and less extensive store remodels, and the impact of a mid-single digit comparable store sales increase over an expense base with a large fixed cost component. The Company expects interest expense for 2004 to be approximately $17 to $18 million and the income tax rate is estimated to be in the range of 38.8% to 39.5%.

For the first quarter of 2004, the Company’s plan calls for EPS in the range of $0.03 to $0.07 per share based on a mid-single digit comparable store sales gain. Based on improving sales trends after a sluggish January, the Company expects February comparable store sales to increase in the mid-single digit range. As a result of the timing of Easter moving forward a week in 2004 and the planned impact on the Company’s advertising and promotional calendar, March comparable store sales are expected to increase in the low double digits while April comparable store sales are planned to decrease in the low single digits. For the combined period of March and April, comparable store sales are expected to increase in the mid-single digit range.

The Company announced the following series of key business initiatives for 2004:

•	The continuation of the Company’s successful national television advertising campaign to provide a cost effective way to leverage the Company’s single brand and increase consumer brand awareness;

•	The opening of 90 new stores (60 net of closings);

•	The continued expansion of the furniture business by adding a net of 219 departments and completing the elimination of all remaining hanging apparel departments from our stores;

•	The continuation of the store remodel program by remodeling 68 stores in 12 markets, many of which will include expanded furniture departments;

•	Continued progress on key supply chain initiatives including the development of new merchandise planning and allocation systems, the re-engineering of its existing distribution center in Columbus, OH, and the Company’s new distribution center in Durant, OK will begin shipping merchandise to 120 stores; and

•	The rollout of UPC capabilities and debit card readers to the majority of the Company’s stores.

The Company’s detailed guidance for each of the quarters of 2004 is provided in the attached table.

KB Toys Matters and Other Litigation Matters

On January 14, 2004, KB Acquisition Corporation and affiliated entities (collectively, “KB”) filed for bankruptcy protection. KB acquired the KB Toys business from the Company in December 2000. The Company has analyzed the information currently available regarding the effect of KB’s bankruptcy filing. As discussed below, the Company has recorded a $3.7 million charge (net of tax) in the fourth quarter of 2003 related to the estimated impact of the KB bankruptcy comprised of a $10.6 million net benefit related to the charge-off of a KB note and warrant and a $14.3 million net charge related to KB lease guarantee obligations. Due to the nature of the related tax benefits, the effect of the KB bankruptcy is expected to have a slightly favorable impact on the Company’s 2004 cash flow.

In connection with the sale of the KB Toys business, the Company received $258 million in cash, a 10-year note from Havens Corners Corporation, a subsidiary of KB Acquisition Corporation and a party to the bankruptcy proceedings (“HCC”), in the aggregate principal amount of $45 million. This note bears interest, on an in kind basis, at the rate of 8% per annum (principal and interest together known as the “HCC Note”). The Company also

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com received a warrant to acquire up to 2.5% of the common stock of KB Holdings, Inc. for a stated price per share. At the time of the sale, the Company recorded the carrying value of the HCC Note at its then estimated fair value of $13 million. As of February 1, 2003, the carrying value of the HCC Note was $16 million. For tax purposes, the HCC Note was originally recorded at its face value of $45 million, and the Company incurred tax liability on the interest, which accrued but was not payable. This resulted in the HCC Note having a tax basis that was greater than the carrying value on the Company’s books.

The HCC Note became immediately due and payable at the time of KB’s bankruptcy. The Company engaged an independent investment advisory firm to estimate the fair value of the HCC Note and warrant for both book and tax purposes. As a result of this estimate, the Company charged-off the HCC Note and a warrant resulting in a book value of the HCC Note of $7.3 million and accordingly recorded a pretax charge to continuing operations in the fourth quarter of 2003 in the amount of $9.6 million. In addition, as a result of the bankruptcy filing and the charge-off, the Company recorded a tax benefit of $20.2 million in the fourth quarter of 2003. A substantial portion of this tax benefit reflects the charge-off of the higher tax basis.

When the Company acquired the KB Toys business from Melville Corporation (now known as CVS New York, Inc., and together with its subsidiaries “CVS”) in May 1996, the Company provided an indemnity to CVS with respect to KB store lease obligations, including leases guaranteed by a subsidiary of CVS. While the Company controlled the KB business, the Company provided guarantees with respect to 18 additional store leases. As of January 31, 2004, the Company had guarantee or indemnification obligations with respect to approximately 384 KB stores with leases extending through 2012.

As part of the KB sale, KB indemnified the Company with respect to all of the KB store lease obligations, including those guaranteed by the CVS subsidiary and those guaranteed by the Company. In connection with the bankruptcy, KB is required to continue to make lease payments with respect to all leases except those that it rejects. As of February 17, 2004, KB had rejected 389 leases, of which the Company believes 90 have been guaranteed by the Company or by the CVS subsidiary. The Company engaged an independent real estate valuation firm to assist in the analysis of the Company’s potential liability with respect to the 90 guaranteed leases. Based upon analysis of the information currently available, the Company has recorded a charge to discontinued operations in the fourth quarter of 2003 in the amount of $14.3 million (net after a $9.7 million tax benefit) to reflect its best estimate of this loss contingency. Due to the preliminary nature of the KB bankruptcy, the Company is unable to determine at this time whether any additional liability will result from the remaining leases guaranteed by the Company or the CVS subsidiary that have not yet been rejected by KB.

In addition to KB’s obligation to indemnify the Company against losses relating to store leases at the time of the sale, both the Company and KB, provided mutual indemnifications relating to the KB toy business. These indemnifications relate primarily to losses arising out of general liability claims, breached or inaccurate representations or warranties, shared litigation expenses and taxes. The Company continues to assess the effect of the KB bankruptcy on such mutual indemnification obligations. However, because the KB bankruptcy is in its early stages, the Company has not made any provision for loss contingencies with respect to any potential non-lease related indemnification obligations.

In another KB matter unrelated to the bankruptcy proceedings mentioned above, the Company announced on August 20, 2003 that it had reached a preliminary agreement to settle a national class action lawsuit relating to certain advertising practices of KB Toys. The Court has now issued a final order approving the agreement. The Company recently contributed $2.1 million towards the settlement. Accordingly, an after-tax charge of $1.3 million was recorded to discontinued operations in the third quarter of fiscal 2003.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

As previously disclosed, the Company also announced on August 20, 2003 that it reached a preliminary agreement to settle the Company’s two California class action lawsuits relating to the calculation of earned overtime wages for certain former and current store managers and assistant store managers in that state. Final court approval of the proposed settlement was received on February 4, 2004. The Company now expects the total after-tax charge to be $5.7 million, $0.6 million lower than its original estimate which was recorded during the second quarter of fiscal 2003. As previously communicated, the Company does not expect this settlement to have a material impact on its cost structure going forward.

Big Lots, Inc. will host a conference call at 8:30 a.m. EST today, to discuss the Company’s financial results, outlook for 2004, details of its key business initiatives for 2004, and the estimated impact of the KB Toys bankruptcy on the Company. The Company invites you to listen to the live webcast of the conference call. The Company is hosting the live webcast at www.biglots.com.

If you are unable to join the live webcast, an archive of the call will be available at www.biglots.com in the Investor Relations section of our website two hours after the call ends and will remain available through midnight on Wednesday, March 10. A replay of the call will be available beginning February 25 at 12:00 noon (EST) through March 10 at midnight by dialing: (800) 207-7077 (United States and Canada) or (913) 383-5767 (International). The access number is 4079.

Big Lots, Inc. (NYSE: BLI) is the nation’s largest broadline closeout retailer. The Company operates a total of 1,430 closeout stores in 45 states operating as BIG LOTS and BIG LOTS FURNITURE. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, WISCONSIN TOY and with purchasing at www.biglotswholesale.com. The Company’s website is located at www.biglots.com.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS FOR PURPOSES OF “SAFE HARBOR” PROVISIONS OF THE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company wishes to take advantage of the “safe harbor” provisions of the Act.

This release, as well as other verbal or written statements or reports made by or on the behalf of the Company, may contain or may incorporate material by reference which includes forward-looking statements within the meaning of the Act. By their nature, all forward-looking statements involve risks and uncertainties. Statements, other than those based on historical facts, which address activities, events, or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy, expansion and growth of the Company’s business and operations, future earnings, store openings and new market entries, anticipated inventory turn, and other similar matters, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements, which are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will,” and similar expressions generally identify forward-looking statements. The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although the Company believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business, actual events and results may materially differ from anticipated results described in such statement.

The Company’s ability to achieve the results contemplated by forward-looking statements are subject to a number of factors, any one, or a combination, of which could materially affect the Company’s business, financial condition, or results of operations. These factors may include, but are not limited to: the Company’s ability to source and purchase merchandise; the ability to attract new customers and retain existing customers; the Company’s ability to establish effective advertising, marketing and promotional programs; the cost of the merchandise; economic and weather conditions which affect buying patterns of the Company’s customers; changes in consumer spending and consumer debt levels; increased competition from other retailers; inflation; the Company’s ability to anticipate buying patterns and implement appropriate inventory strategies; continued availability of capital and financing on favorable terms; competitive pressures and pricing pressures; the Company’s ability to comply with the terms of its credit facilities (or obtain waivers for non-compliance); interest rate fluctuations; the creditworthiness of the purchaser of the Company’s former KB Toys division; the Company’s indemnification and guarantee obligations with respect to more than 380 KB Toy store leases, some or all of which may be rejected or materially modified in connection with the pending KB Toys bankruptcy proceedings; litigation risks and changes in laws and regulations, including changes in accounting standards and tax laws; transportation and distribution delays or interruptions that adversely impact the Company’s ability to receive inventory; fuel price fluctuations; interruptions in suppliers’ businesses; the Company’s ability to achieve cost efficiencies and other benefits from various operational initiatives and technological enhancements; the costs, interruptions, and problems associated with the implementation of, or failure to implement, new or upgraded systems and technology; a deterioration in general economic conditions; acts of war or terrorism; the Company’s ability to secure suitable new store locations under favorable lease terms; the Company’s ability to successfully enter new markets; delays associated with constructing, opening and operating new stores; the Company’s ability to attract and retain suitable employees; and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, in its press releases, and in other communications. The foregoing list is not exhaustive. There can

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com be no assurances that the Company has correctly and completely identified, assessed and accounted for all factors that do or may affect its business, financial condition or results of operations. Additional risks not presently known to the Company or that it believes to be immaterial also may adversely impact the Company. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition, and results of operations. Consequently, all of the forward-looking statements are qualified by these cautionary statements, and there can be no assurance that the results or developments anticipated by the Company will be realized or that they will have the expected effects on the Company or its business or operations.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this report, or to update them to reflect events or circumstances occurring after the date of this report, or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its Forms 10-Q, 8-K, 10-K and other filings made with the Securities and Exchange Commission.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	JANUARY 31	FEBRUARY 1
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash	$20,928	$23,193
Cash equivalents	170,300	143,815
Inventories	829,569	776,210
Deferred income taxes	82,406	61,221
Other current assets	64,397	63,582

Total Current Assets	1,167,600	1,068,021

Property and equipment — net	605,527	532,900
Deferred income taxes	422	17,766
Other assets	11,139	23,074

	$1,784,688	$1,641,761

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$161,884	$119,813
Accrued liabilities	301,702	290,584

Total Current Liabilities	463,586	410,397

Long-term obligations	204,000	204,000
Other liabilities	1,042	1,183
Shareholders’ equity	1,116,060	1,026,181

	$1,784,688	$1,641,761

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	JANUARY 31		FEBRUARY 1
	2004	%	2003	%
	(Unaudited)		(Unaudited)
Net sales	$1,328,609	100.0	$1,216,991	100.0

Gross margin	564,386	42.5	518,909	42.6
Selling and administrative expenses	440,987	33.2	404,558	33.2

Operating profit	123,399	9.3	114,351	9.4
Interest expense	3,963	0.3	5,263	0.4
Interest income	(293)	(0.0)	(348)	(0.0)

Income from continuing operations before income taxes	119,729	9.0	109,436	9.0
Income tax expense	25,940	2.0	43,228	3.6

Income from continuing operations	93,789	7.1	66,208	5.4
Discontinued operations	(8,461)	(0.6)	0	0.0

Net income	$85,328	6.4	$66,208	5.4

Income per common share — basic
Income from continuing operations	$0.80		$0.57
Discontinued operations	(0.07)		0.00

Net income	$0.73		$0.57

Weighted average common shares outstanding	116,917		116,147

Income per common share — diluted
Income from continuing operations	$0.80		$0.57
Discontinued operations	(0.07)		0.00

Net income	$0.73		$0.57

Weighted average common and common equivalent shares outstanding	117,491		116,455

Schedule Provided for Informational Purposes Only

BIG LOTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
PRIOR TO KB TOYS MATTERS AND LITIGATION CHARGES
($ in thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	JANUARY 31		FEBRUARY 1
	2004	%	2003	%
	(Unaudited)		(Unaudited)
Net sales	$1,328,609	100.0	$1,216,991	100.0

Gross margin	564,386	42.5	518,909	42.6
Selling and administrative expenses	432,789	32.6	404,558	33.2

Operating profit	131,597	9.9	114,351	9.4
Interest expense	3,963	0.3	5,263	0.4
Interest income	(293)	(0.0)	(348)	(0.0)

Income from continuing operations before income taxes	127,927	9.6	109,436	9.0
Income tax expense	45,329	3.4	43,228	3.6

Income from continuing operations	82,598	6.2	66,208	5.4
Discontinued operations	0	0.0	0	0.0

Net income	$82,598	6.2	$66,208	5.4

Income per common share — basic
Income from continuing operations	$0.71		$0.57
Discontinued operations	0.00		0.00

Net income	$0.71		$0.57

Weighted average common shares outstanding	116,917		116,147

Income per common share — diluted
Income from continuing operations	$0.70		$0.57
Discontinued operations	0.00		0.00

Net income	$0.70		$0.57

Weighted average common and common equivalent shares outstanding	117,491		116,455

Schedule Provided for Informational Purposes Only

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED							13 WEEKS ENDED
	JANUARY 31							FEBRUARY 1
	2004							2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

		KB Toys Matters
		Net Charge-	Lease	Advertising		CA Wage	Prior to KB Toys
		off of Note	Guarantee	Practices	Tax	and Hour	Matters and
	As Reported	& Warrant	Obligations	Settlement	Matters	Settlement	Litigation Charges
Net sales	$1,328,609						$1,328,609	$1,216,991

Gross margin	564,386						564,386	518,909
Selling and administrative expenses	440,987	9,598				(1,400)	432,789	404,558

Operating profit (loss)	123,399	(9,598)				1,400	131,597	114,351
Interest expense	3,963						3,963	5,263
Interest income	(293)						(293)	(348)

Income (loss) from continuing operations before income taxes	119,729	(9,598)				1,400	127,927	109,436
Income tax expense (benefit)	25,940	(20,168)				779	45,329	43,228

Income (loss) from continuing operations	93,789	10,570				621	82,598	66,208
Discontinued operations	(8,461)		(14,277)		5,816		(0)	0

Net income (loss)	$85,328	$10,570	($14,277)	$0	$5,816	$621	$82,598	$66,208

Income per common share — basic
Income from continuing operations	$0.80						$0.71	$0.57
Discontinued operations	(0.07)						0.00	0.00

Net income	$0.73						$0.71	$0.57

Weighted average common shares outstanding	116,917						116,917	116,147

Income per common share — diluted
Income from continuing operations	$0.80						$0.70	$0.57
Discontinued operations	(0.07)						0.00	0.00

Net income	$0.73						$0.70	$0.57

Weighted average common and common equivalent shares outstanding	117,491						117,491	116,455

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	52 WEEKS ENDED		52 WEEKS ENDED
	JANUARY 31		FEBRUARY 1
	2004	%	2003	%
	(Unaudited)
Net sales	$4,174,383	100.0	$3,868,550	100.0

Gross margin	1,746,359	41.8	1,631,917	42.2
Selling and administrative expenses	1,616,031	38.7	1,485,265	38.4

Operating profit	130,328	3.1	146,652	3.8
Interest expense	16,443	0.4	20,954	0.5
Interest income	(1,061)	(0.0)	(843)	(0.0)

Income from continuing operations before income taxes	114,946	2.8	126,541	3.3
Income tax expense	24,051	0.6	49,984	1.3

Income from continuing operations	90,895	2.2	76,557	2.0
Discontinued operations	(9,720)	(0.2)	0	0.0

Net income	$81,175	1.9	$76,557	2.0

Income per common share — basic
Income from continuing operations	$0.78		$0.66
Discontinued operations	(0.08)		0.00

Net income	$0.70		$0.66

Weighted average common shares outstanding	116,757		115,865

Income per common share — diluted
Income from continuing operations	$0.78		$0.66
Discontinued operations	(0.09)		0.00

Net income	$0.69		$0.66

Weighted average common and common equivalent shares outstanding	117,253		116,707

Schedule Provided for Informational Purposes Only

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
PRIOR TO KB TOYS MATTERS AND LITIGATION CHARGES
($ in thousands, except per share data)

	52 WEEKS ENDED		52 WEEKS ENDED
	JANUARY 31		FEBRUARY 1
	2004	%	2003	%
	(Unaudited)
Net sales	$4,174,383	100.0	$3,868,550	100.0

Gross margin	1,746,359	41.8	1,631,917	42.2
Selling and administrative expenses	1,597,333	38.3	1,485,265	38.4

Operating profit	149,026	3.6	146,652	3.8
Interest expense	16,443	0.4	20,954	0.5
Interest income	(1,061)	(0.0)	(843)	(0.0)

Income from continuing operations before income taxes	133,644	3.2	126,541	3.3
Income tax expense	47,587	1.1	49,984	1.3

Income from continuing operations	86,057	2.1	76,557	2.0
Discontinued operations	0	0.0	0	0.0

Net income	$86,057	2.1	$76,557	2.0

Income per common share — basic
Income from continuing operations	$0.74		$0.66
Discontinued operations	0.00		0.00

Net income	$0.74		$0.66

Weighted average common shares outstanding	116,757		115,865

Income per common share — diluted
Income from continuing operations	$0.73		$0.66
Discontinued operations	0.00		0.00

Net income	$0.73		$0.66

Weighted average common and common equivalent shares outstanding	117,253		116,707

Schedule Provided for Informational Purposes Only

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	52 WEEKS ENDED							52 WEEKS ENDED
	JANUARY 31							FEBRUARY 1
	2004							2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

		KB Toys Matters
		Net Charge-	Lease	Advertising		CA Wage	Prior to KB Toys
		off of Note	Guarantee	Practices	Tax	and Hour	Matters and
	As Reported	& Warrant	Obligations	Settlement	Matters	Settlement	Litigation Charges
Net sales	$4,174,383						$4,174,383	$3,868,550

Gross margin	1,746,359						1,746,359	1,631,917
Selling and administrative expenses	1,616,031	9,598				9,100	1,597,333	1,485,265

Operating profit (loss)	130,328	(9,598)				(9,100)	149,026	146,652
Interest expense	16,443						16,443	20,954
Interest income	(1,061)						(1,061)	(843)

Income (loss) from continuing operations before income taxes	114,946	(9,598)				(9,100)	133,644	126,541
Income tax expense (benefit)	24,051	(20,168)				(3,368)	47,587	49,984

Income (loss) from continuing operations	90,895	10,570				(5,732)	86,057	76,557
Discontinued operations	(9,720)		(14,277)	(1,259)	5,816		(0)	0

Net income (loss)	$81,175	$10,570	$(14,277)	$(1,259)	$5,816	$(5,732)	$86,057	$76,557

Income per common share — basic
Income from continuing operations	$0.78						$0.74	$0.66
Discontinued operations	(0.08)						0.00	0.00

Net income	$0.70						$0.74	$0.66

Weighted average common shares outstanding	116,757						116,757	115,865

Income per common share — diluted
Income from continuing operations	$0.78						$0.73	$0.66
Discontinued operations	(0.09)						0.00	0.00

Net income	$0.69						$0.73	$0.66

Weighted average common and common equivalent shares outstanding	117,253						117,253	116,707

BIG LOTS
2004 GUIDANCE
RANGE OF EXPECTATIONS
(Issued February 25, 2004)

		Comps	Gross Margin Rate	SG & A Rate	E.P.S.
Annual	2004	Mid-Single	41.3% - 41.7%	37.8% - 37.4%	$0.80 - $0.86
	2003	3.4%	41.8%	38.3% *	$0.73 *
Q1	2004	Mid-Single	40.7% - 41.1%	39.7% - 39.3%	$0.03 - $0.07
	2003	1.0%	42.0%	39.7% *	$0.09
Q2	2004	Mid-Single	40.8% - 41.2%	40.2% - 39.8%	Flat - $0.04
	2003	3.4%	41.3%	41.2% *	$(0.01) *
Q3	2004	Mid-Single	41.0% - 41.4%	40.9% - 40.5%	$(0.01) - $0.03
	2003	4.3%	41.4%	41.9% *	$(0.04) *
Q4	2004	Mid-Single	42.2% - 42.6%	32.4% - 32.0%	$0.73 - $0.77
	2003	4.7%	42.5%	32.6% *	$0.70 *

*	Excludes KB Toys matters and litigation charges related to the Company’s California wage and hour settlement.

Fiscal Year	Basis Point Change - 2004 to 2003
Annual	(10) — (50)	(50) — (90)
Q1	(90) — (130)	Flat — (40)
Q2	(10) — (50)	(100) — (140)
Q3	(40) — Flat	(100) — (140)
Q4	(30) — 10	(20) — (60)